Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-213222, 333-214895, and 333-223220) on Form S-8 of our report dated June 29, 2022, with respect to the consolidated financial statements and financial statement schedule II of American Woodmark Corporation and subsidiaries.

/s/ KPMG LLP

Richmond, Virginia
June 26, 2024